Exhibit 10.33

UDR, INC.

EXECUTIVE SEVERANCE PLAN

Plan Document/Summary Plan Description

UDR, Inc. (the “Company”) has adopted this Executive Severance Plan (the “Plan”) for the benefit of certain management employees of the Company and its subsidiaries (hereinafter referred to as the “Company Group”), on the terms and conditions hereinafter stated. Participation in this Plan is generally intended to be limited to those management employees designated as eligible for the Plan by the Committee who receive and return a Participation Notice and Agreement in the form attached hereto as Exhibit A.

The Plan shall be effective on the Effective Date. This Plan supersedes, solely for the Participant, any prior plans, policies, guidelines, arrangements, agreements, letters and/or other communication, whether formal or informal, written or oral sponsored by any member of the Company Group and/or entered into by any representative of the Company Group that might otherwise provide severance benefits (collectively, all of those “Other Severance Arrangements”). As such, this Plan represents the exclusive severance benefit provided to Participants and such individuals shall not be eligible for any other severance benefits provided in Other Severance Arrangements.

The Plan is intended to be a top-hat severance plan, and is adopted for the benefit of a select group of management or highly compensated employees of the Company Group, within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Accordingly, any benefits paid pursuant to the terms of the Plan are not deferred compensation for purposes of ERISA and no Participant shall have a vested right to such benefits. To the extent applicable, it is intended that portions of this Plan either comply with or be exempt from the provisions of Code Section 409A. This Plan shall be administered in a manner consistent with this intent and any provision that would cause this Plan to fail to comply with or be exempt from Code Section 409A, as the case may be, shall have no force and effect.

1.Definitions.

(a)“Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

(b)“Annual Bonus Program” means the annual cash incentive bonus program in which the Participant participates as of the date of a Qualifying Termination, whether the Participant has elected to receive the bonus payment in cash or equity.

(c)“Asset Sale” means a Change of Control resulting from the sale, transfer or other disposition of all or substantially all of the assets of the Company to any Person that is not an Affiliate of the Company.

(d)“Base Salary” means a Participant’s then current annual base salary rate immediately prior to his or her Termination (or, if higher, the annual base salary immediately prior to an event that constitutes a Constructive Termination hereunder) exclusive of any bonus payments or additional payments, unpaid or unreimbursed expenses, under any benefit plan sponsored by the Company Group, including but not limited to, any ERISA plans, stock plans, incentive and deferred compensation plans, insurance coverage or medical benefits and without regard to any salary deferrals under the benefit or deferred compensation plans or programs of the Company Group.

(e)“Board” means the Board of Directors of the Company.

(f)“Cause” means, as to any Participant, the occurrence of one or more of the following on the part of such Participant:

(i)an act of fraud, embezzlement, theft, breach of fiduciary duty, dishonesty, or any other misconduct that materially interferes with or materially prejudices the proper conduct of the business of the Company;
(ii)conviction of, or a plea of guilty or nolo contendere to, a misdemeanor involving an act of moral turpitude, a felony any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group, provided that the Board retains the right to place Participant on a paid leave of absence during the pendency of any related proceeding;
(iii)such Participant’s breach of any non-competition, non-solicitation, non-disparagement or other restrictive covenants to which Participant is subject relating to any member of the Company Group (or a successor) which materially interferes with or materially prejudices the proper conduct of the business of the Company;
(iv)such Participant’s material breach of any written or published employment policy of any member of the Company Group (or a successor) which interferes with or prejudices the proper conduct of the business of the Company;
(v)willful neglect in the performance of the Participant’s duties to the Company Group or willful or repeated failure or refusal to perform such duties; or
(vi)engagement in conduct in connection with the Participant’s employment or service with the Company Group, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group.

In each case of clauses (iii), (iv), (v) or (vi) above, to the extent such event is capable of cure, Participant shall have ten (10) days from the delivery of written notice by the Board within which to cure any acts constituting Cause under clause (iii), (iv), (v) or (vi) above; provided however, that, if the Board reasonably expects irreparable injury from a delay of ten (10) days, the Board may in its sole discretion give Participant notice of such shorter period within which to cure as is reasonable under the circumstances.  The Board may also place Participant on paid leave for up to thirty (30) days while it is determining whether there is a basis to terminate Participant’s employment for Cause.  Any such action by the Board will not constitute Constructive Termination.

(g)“Change of Control” has the meaning set forth in the Company’s Long-Term Incentive Plan, as amended from time to time (or the most recent successor plan thereto adopted by the Company for the purpose of providing equity and other incentive compensation to the employees and other service providers of the Company Group, if any).

(h)“Claims Administrator” means the Committee or such other individual or group of individuals as may be appointed as the Claims Administrator under the Plan by the Committee from time to time.

(i)“Class 1 LTIP Units” has the meaning set forth in the Partnership Agreement.

(j)“Code” means the Internal Revenue Code of 1986, as amended, and the rules, regulations or other interpretative guidance promulgated thereunder, as well as any successor laws in replacement thereof.

(k)“Committee” means the Compensation and Management Development Committee of the Board.

(l)“Constructive Termination” means:

(i)a material reduction in the Participant’s total compensation opportunity (measured as base salary, target annual bonus opportunity, and target long-term incentive opportunity in the aggregate) other than in connection with an across-the-board reduction of compensation which does not exceed 10% of the Participant’s total compensation opportunity and that is applied to all senior executives of the Company);

(ii) a material diminution in the Participant’s authority and duties; or

(iii) a relocation of the Participant’s principal place of employment by more than 30 miles;

provided that any event described in clauses (i) through (iii) shall not constitute a Constructive Termination unless (a) the Participant provides written notice to the Company of the existence of such event which otherwise would constitute Constructive Termination within sixty (60) days of its occurrence, (b) the Company fails to cure such event within thirty (30) days after receipt from the Participant of such written notice, and (iii) the Participant’s date of Termination occurs within one-hundred and twenty (120) days following the initial existence of the Constructive Termination event, unless the Participant has given the Committee written notice thereof prior to such date.

(m)“Disability” shall have the meaning set forth in the Long-Term Incentive Plan.

(n)“Effective Date” means February 12, 2026.

(o)“Employer” means, with respect to any Participant, (i) prior to a Change of Control, the member of the Company Group at which such Participant is employed, and (ii) following a Change of Control, the entity that the Participant is employed by immediately after such Change of Control.

(p)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations or other interpretive guidance promulgated thereunder, as well as any successor laws in replacement thereof.

(q)“Long-Term Incentive Plan” means the Company’s 1999 Long-Term Incentive Plan, as amended from time to time.

(r)“LTIP Units” has the meaning set forth in the Partnership Agreement.

(s)“Participant” means any management employee designated as eligible for the Plan by the Committee who is selected by the Committee to participate in the Plan and returns to the Company an executed Participation Notice and Agreement.

(t)“Participation Notice and Agreement” means the form of participation notice and agreement to the terms of the Plan, substantially in the form set forth in Exhibit A hereto.

(u)“Partnership” means United Dominion Realty, L.P.

(v)“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P., as amended.

(w)“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, and any successor thereto).

(x)“Qualifying Change of Control Termination” means a Participant’s Termination by the Employer without Cause (and other than as a result of the Participant’s death or during the Participant’s Disability) or by the Participant as a result of a Constructive Termination during the two-year period beginning on the date of a Change of Control; provided, however, it shall not be considered a Qualifying Change of Control Termination if:

(i)such Participant’s employment with the Employer is terminated upon the expiration of a leave of absence by reason of his or her failure to return to work at such time or the absence at such time of an available position for which such Participant is qualified; or

(ii)such Participant’s employment with the Employer is terminated in connection with an Asset Sale, but only if the Committee determines in its sole discretion that, in connection with such Change of Control, either (A) such Participant was offered employment with the purchaser (or Affiliate thereof) (x) in a position of comparable authority and duties, (y) at the same or greater Base Salary and Target Bonus Amount, and (z) employee benefits that are substantially similar in the aggregate, in each case, to those as in effect immediately prior such Asset Sale, or (B) such Participant voluntarily elected not to participate in the purchaser’s selection process for employment with the purchaser (or Affiliate thereof) following such Asset Sale.

(y)“Qualifying Termination” means a Participant’s Termination by the Employer without Cause (and other than as a result of the Participant’s death or during the Participant’s Disability) or by the Participant as a result of a Constructive Termination that occurs before a Change of Control or more than two years after a Change of Control; provided, however, it shall not be considered a Qualifying Termination if such Participant’s employment with the Employer is terminated upon the expiration of a leave of absence by reason of the Participant’s failure to return to work at such time or the absence at such time of an available position for which such Participant is qualified.

(z)“REIT Share Value” has the meaning set forth in the Partnership Agreement.

(aa)“Release Agreement” means a release of claims in the form customarily provided by the Company Group to terminated Employees, pursuant to which a Participant may be required to (i) acknowledge the receipt of the severance payment and other benefits and (ii) release the Company and its Affiliates (including the Employer) and other persons and entities designated by the Company from any liability arising from his or her employment or termination (other than with respect to the Participant’s rights under the Plan).

(bb)“Release Effectiveness Date” means the date the Release Agreement becomes effective and irrevocable.

(cc)“Severance Multiple” means, as to any Participant, the Severance Multiple set forth in Exhibit B applicable to the Participant’s position as of the date of Termination with respect to a Qualifying Termination or a Qualifying Change of Control Termination (but disregarding any diminution in position that has given rise to a Constructive Termination), unless otherwise set forth in the Participation Notice and Agreement.

(dd)“Severance Payment Period” means, as to any Participant, the Severance Payment Period set forth in Exhibit B applicable to the Participant’s position as of the date of Termination with respect to a Qualifying Termination or a Qualifying Change of Control Termination (but disregarding any diminution in position that has given rise to a Constructive Termination), unless otherwise set forth in the Participation Notice and Agreement.

(ee)“Target Bonus Amount” means a Participant’s target annual bonus opportunity under the Annual Bonus Program.

(ff)“Termination” means the termination of a Participant’s employment or service, as applicable, with all members of the Company Group for any reason (including death), other than any termination of a Participant’s employment with the Employer by reason of a transfer to the employ of another member of the Company Group; provided, that, to the extent necessary in order to prevent the imposition of any accelerated or additional tax under Code Section 409A, such termination constitutes a “separation from service” as that term is used in Code Section 409A.

(gg)“Welfare Continuation Period” means, as to any Participant the Welfare Continuation Period set forth in Exhibit B applicable to the Participant’s position as of the date of Termination with respect to a Qualifying Termination or a Qualifying Change of Control Termination (but disregarding any diminution in position that has given rise to a Constructive Termination), unless otherwise set forth in the Participation Notice and Agreement; provided, however, that the Welfare Continuation Period shall terminate earlier as of the date the Participant becomes eligible to receive any health benefits as a result of subsequent employment or service.

2.Eligibility.  Eligibility to participate in the Plan shall be limited to any employee of the Company Group that is designated as a Participant by the Committee; provided that, as a condition of participation in the Plan, the Participant must execute and submit a Participation Notice and Agreement, and following the Participant’s Termination, a Release Agreement.

3.Termination of Employment.

(a)Payments or Issuances on Specified Terminations. If a Participant’s Termination is a Qualifying Termination or Qualifying Change of Control Termination, in addition to any Accrued Obligations, subject to such Participant’s execution and delivery, and non-revocation of the Release Agreement, as contemplated in subsection (c) below, the Participant shall be entitled to the following payments and benefits:
(i)Pro-Rated/Prior Year Bonuses. (A) The bonus amount otherwise payable  (or, if the Participant elected to receive the annual bonus in the form of LTIP Units or another form of equity, the amount of such LTIP Units or other equity award that would otherwise be issued and/or vest) under the Annual Bonus Program for the year in which the Participant’s Termination occurred, pro-rated for the days of service up to and including the date of termination and based on actual performance for the year, payable (or issued and/or vesting, as applicable) concurrently with cash bonus payments to other employees under the applicable Annual Bonus Program (but in all events prior to March 15 of the calendar year immediately following the calendar year in which such Termination occurs) and (B) to the extent not previously paid (or, if the Participant elected to receive the annual bonus in the form of LTIP Units or another form of equity, to the extent not previously issued and/or vested), the bonus amount otherwise payable (or that would otherwise be issued and/or vest, as applicable) under the Annual Bonus Program for the year immediately preceding the year in which the Participant’s Termination occurred, based on actual performance for the year, payable (or issued and/or vesting, as applicable) concurrently with cash bonus payments to other employees under the applicable Annual Bonus Program;

(ii)Severance. An amount equal to such Participant’s Severance Multiple, as applicable, multiplied by the sum of such Participant’s Base Salary and Target Bonus Amount (such aggregate amount, the “Severance Amount”), to be paid in cash or issued in the form of Class 1 LTIP Units in accordance with the terms of this clause (ii).  If the Participant elected cash or made no election pursuant to the Participant’s Participation Notice and Agreement, then the Severance Amount shall be paid in cash (A) in the case of a Qualifying Termination, in equal installments no less frequently than monthly over the applicable Severance Payment Period beginning with the first payroll period after the Release Effectiveness Date (but not later than the 60th day following the date of Termination) or (B) in the case of a Qualifying Change of Control Termination, paid in a lump sum no later than the 60th day following the date of Termination.  If the Participant elected Class 1 LTIP Units pursuant to the Participant’s Participation Notice and Agreement, then the Severance Amount shall be paid in Class 1 LTIP Units (A) in the case of a Qualifying Termination, by issuance to the Participant of a number of vested Class 1 LTIP Units equal to the amount that would have been payable in cash under the prior sentence, divided by the REIT Share Value on the day immediately preceding the date of issuance of the LTIP Units, in equal installments no less frequently than monthly over the applicable Severance Payment Period beginning with the first payroll period after the Release Effectiveness Date (but not later than the 60th day following the date of Termination) or (B) in the case of a Qualifying Change of Control Termination, by issuance to the Participant no later than the 60th day following the date of Termination of a number of vested Class 1 LTIP Units equal to the Severance Amount divided by the REIT Share Value on the day immediately preceding the date of Termination;

(iii)COBRA Continuation Payment. A cash payment in an amount equal to the total amount of the monthly COBRA insurance premiums for participation in the welfare benefit programs of the Company in which the Participant participated as of the date of Termination, payable monthly for each month of the Welfare Continuation Period in accordance with the Company’s payroll practices, with the first such payment in respect of any completed months prior to the Release Effectiveness Date to occur in the first payroll period after the Release Effectiveness Date; and

(iv)LTIP Unit or Other Equity-Based Award Vesting. Notwithstanding anything to the contrary in any LTIP Unit or other equity-based award agreements or the Company’s equity plan, Participant’s (a) unvested time-based LTIP Units and other equity-based awards (including performance-based awards that convert to time-based Awards in connection with a Change of Control, but excluding LTIP Units subject to Section 3(a)(i)) will vest in full as of the Release Effectiveness Date, and (b) unvested performance-based LTIP and other equity-based awards (excluding LTIP Units subject to Section 3(a)(i)) will vest on the Release Effectiveness Date at the greater of the target award or actual performance, if measurable, through the date of Termination. For clarity, during the period between the Termination date and the vesting of awards pursuant to this Section 3(a)(iv), the awards shall remain outstanding notwithstanding anything to the contrary in any LTIP Unit or other equity-based award agreements or the Company’s equity plan.

If the Severance Amount under Section 3(a)(ii) is paid in Class 1 LTIP Units, the issuance of such LTIP Units shall be on the Company’s standard form of award agreement used for Class 1 LTIP Units, provided that the LTIP Units shall be fully vested as of the issuance date.  In the event a Change of Control or other transaction results in LTIP Units being redeemable for equity interests in an entity other than the Company, or LTIP Units being exchanged for equity interests in an entity other than the Partnership, or there is otherwise an event subject to Section 6 of Exhibit H of the Partnership Agreement or similar event, then the provisions of this Section 3(a) shall be adjusted as applied to LTIP Units in a manner consistent with the terms governing such transaction or event.

(b)Other Termination Events. If a Participant experiences a Termination which does not constitute a Qualifying Termination or Qualifying Change of Control Termination, the Participant shall not be entitled to the payment of any severance or other benefits under the Plan. In such case, Participant shall be: (i) paid any previously earned but unpaid Base Salary through the date of termination, if any, which shall be paid in conformity with the Company’s customary payroll practice, (ii) reimbursed for any business expenses incurred by but not yet paid to Participant, (iii) entitled to any vested benefits under any benefit plans and programs that Participant is included in (except for equity), and (iv) paid or provided with any other amounts or benefits that are required to be paid or provided by applicable law, which shall be paid in the time period required by applicable law (the “Accrued Obligations”).
(c)Release Agreement. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (a) above (other than the Accrued Obligations) to a Participant shall be conditioned upon:
(i)Participant’s execution, delivery to the Company, and non-revocation of the Release Agreement and the expiration of any revocation period contained in such Release Agreement within sixty (60) days following the date of Termination. If a Participant fails to execute the Release Agreement in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his or her acceptance of such release following its execution, such Participant shall not be entitled to payment of any severance and other benefits under the Plan.
(ii)Participant’s return of all Company property; and
(iii)Participant’s continued compliance with the terms of the Release Agreement.

Further, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of such Termination, but for the condition on executing the Release Agreement as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining payments shall thereafter be provided to the Participant according to the applicable schedule set forth herein.

4.Additional Terms.

(a)Taxes. Severance and other payments and benefits under the Plan will be subject to all required federal, state and local taxes and may be affected by any legally required withholdings.
(b)Other Benefit Plans. Payments under the Plan are not deemed “compensation” for purposes of calculating any contributions or accruals under the retirement plans, savings plans, and incentive plans of the Company Group. Accordingly, no contributions to the retirement and savings plans of the Company will be made from the severance payments and other payments and benefits under the Plan, and such plans will not accrue any benefits attributable to payments under the Plan.
(c)Specified Employees. Notwithstanding anything herein to the contrary, (i) if, at the time of a Participant’s Termination such Participant is a “specified employee” as defined in Code Section 409A and regulations thereunder, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Code Section 409A, then the commencement of the payment of any such payments or benefits hereunder will be deferred (without any reduction or increase in such payments or benefits ultimately paid or provided to the Participant) until the date that is six (6) months following such Participant’s Termination (or the earliest date that is permitted under Code Section 409A); and (ii) if any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by or at the direction of the Committee, that does not cause such an accelerated or additional tax or result in additional cost to the Company. The Company shall consult with its legal counsel and tax advisors in good faith regarding the implementation of this Section 4(c); provided, however, that none of the Company or any other member of the Company Group, or any of their respective employees or representatives, shall have any liability to the Participant with respect thereto.
5.Termination or Amendment of the Plan.  Except as otherwise set forth in a Participation Notice and Agreement, the Plan may be amended, terminated or discontinued in whole or in part, at any time and from time to time at the discretion of the Board or the Committee; provided, however that the Plan may not be amended, terminated or discontinued during the two-year period beginning on a Change of Control (except for an amendment to the administrative provisions of the Plan that is considered by counsel to be required pursuant to applicable law), and provided, further, that no amendment, termination, or discontinuance of either the Plan or any provision of the Plan that has the effect of reducing or diminishing the potential benefits a Participant may receive under the Plan, shall be effective with respect to the Participant until the first anniversary of such amendment, termination, or discontinuance, except for an amendment to the administrative provisions of the Plan that is considered by counsel to be required pursuant to applicable law. The Plan shall automatically terminate on the second anniversary of a Change of Control; provided, however, that if prior to such termination date a Participant has undergone a Qualifying Change of Control Termination (or such Participant has delivered notice of a Constructive Termination), then the Plan shall remain in effect with respect to such Participant in accordance with its terms.

6.Limitation Of Certain Payments. In the event that any payments and/or benefits due to a Participant under the Plan and/or any other arrangements are determined by the Company to constitute “excess parachute payments” as defined under Code Section 280G, any cash severance payable under the Plan shall be reduced by the minimum amount necessary, subject to the last sentence of this paragraph, such that the present value of such parachute payments is below 300% of such Participant’s “base amount” (as defined under Code Section 280G), and by accepting participation in the Plan, each Participant agrees to waive his or her rights to any “parachute payments” (as defined under Section 280G of the Code) sufficient to reduce such parachute payments to below such threshold; provided, however, in no event shall such cash severance be reduced below zero (0). Notwithstanding the foregoing, no payments or benefits shall be reduced under this Section 6 unless (a) the net amount of such payments and benefits, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced payments and benefits) is greater than or equal to (b) the net amount of such payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such payments and benefits and the amount of excise tax imposed under Code Section 4999 as to which such Participant would be subject in respect of such unreduced payments and benefits and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced payments). For purposes hereof, unless determined otherwise by the Company and the Participant, (i) the order in which any amounts are deemed to be reduced, if applicable, is (A) cash payments the full amount of which is treated as a parachute payment under Treasury Regulation Section 1.280G-1; (B) equity-based payments and acceleration of vesting the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1; (C) non-cash forms of benefits (other than equity awards) the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1; (D) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1; (E) equity-based payments and acceleration of vesting in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, with the highest values reduced first and (F) all other non-cash benefits not otherwise described in clauses (A) or (E) shall be next reduced pro-rata, and (ii) within any such category of payments and benefits above, (A) a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Code Section 409A and then with respect to amounts that are (to the extent permitted under Code Section 409A), and (B) to the extent that any such amounts are to be made over time (e.g., in installments, etc.), then the amounts shall be reduced in reverse chronological order.

7.Claims Procedure.

(a)Processing Claims. The processing of claims for benefits and payments under the Plan will be carried out as quickly as possible. If an individual is not selected for participation in the Plan or does not satisfy the conditions for eligibility in the Plan, he or she is not entitled to benefits and/or payments under this Plan.

(b)Decision. If an individual’s claim for benefits under this Plan is denied, the individual will receive a written notice within ninety (90) days (in special cases, more than 90 days may be needed and such individual will be notified in this case):
(i)requesting additional material or information to further support the claim, and the reasons why these are necessary,

(ii)setting forth specific reasons as to why the claim was denied,

(iii)setting forth clear reference to the Plan provisions upon which the denial is based, and

(iv)providing notice of the individual’s right to have the denial reviewed as explained below.

(c)Request for Review of Denial of Benefits. The individual or his or her authorized representative may request a review of his or her claim by giving written notice to the Claims Administrator. Each individual has the right to have representation, review pertinent documents, and present written issues and comments. An individual’s request must be made not later than 60 days after he or she receives the notice of denial. If an individual fails to act within the 60-day limit, the individual loses the right to have his or her claim reviewed.
(d)Decision on Review. Upon receipt of a request for review from an individual, the Claims Administrator shall make a full and fair evaluation and may require additional documents necessary for such a review. The Claims Administrator shall make a decision within 60 days from receipt of the individual’s request. In the event of special circumstances, a decision will be given to the employee as soon as possible, but not later than 120 days after receipt of the individual’s request for review. The decision on the review shall be in writing and shall include specific reasons for the decision. The final decision of the Claims Administrator shall be conclusive and binding upon all parties having or claiming to have an interest in the matter being reviewed.
(e)In Case of Clerical Error. If any information regarding an individual is incorrect, and the error affects his or her benefits, the correct information will determine the extent, if any, of the individual’s benefits under the Plan.
(f)No Limitation of Rights. Nothing in this Section 7 shall limit the Participant’s ability to file or bring a claim, proceeding, or legal action for relief with respect to any right or claim for payments or benefits under this Plan.
8.General Information.

(a)No Right to Continued Employment.  Nothing contained in this Plan shall confer upon any Participant any right to continue in the employ of any member of the Company Group nor interfere in any way with the right of the Company to terminate his or her employment, with or without cause.

(b)Plan Not Funded.  Amounts payable under this Plan shall be payable from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such amounts. No Participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset of the Company by reason of participation hereunder. Neither the provisions of this Plan, nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or other person. To the extent that a Participant, beneficiary or other person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company's creditors or otherwise, to discharge its obligations under the Plan.
(c)Non-Transferability of Benefits and Interests.  All amounts payable under this Plan are non-transferable, and no amount payable under this Plan shall be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. This Section  8(c) shall not apply to an assignment of a contingency or payment due: (1) after the death of a Participant to the deceased Participant's legal representative or beneficiary; or (2) after the disability of a Participant to the disabled Participant's personal representative.
(d)Discretion of Company, Board and Committee.   Any decision made or action taken by, or inaction of, the Company, the Board, the Committee or the Claims Administrator arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of this Plan that is within its authority hereunder or applicable law shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. In the case of any conflict, the decision made or action taken by, or inaction of, the Claims Administrator will control. However, with respect to the authorized officers and senior executives, as designated by the Board in its resolutions, any decision made or action taken by, or inaction of, the Committee controls.
(e)Indemnification.  Neither the Board nor the Committee, any employee of the Company, nor any Person acting at the direction thereof (each such Person an “Affected Person”), shall have any liability to any person (including without limitation, any Participant), for any act, omission, interpretation, construction or determination made in connection with this Plan (or any payment made under this Plan). Each Affected Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys' fees) that may be imposed upon or incurred by such Affected Person in connection with or resulting from any action, suit or proceeding to which such Affected Person may be a party or in which such Affected Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Affected Person, with the Company’s approval, in settlement thereof, or paid by such Affected Person in satisfaction of any judgment in any such action, suit or proceeding against such Affected Person; provided that, the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company's choice. The foregoing right of indemnification shall not be available to an Affected Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Affected Person giving rise to the indemnification claim resulted from such Affected Person's bad faith, fraud or willful wrongful act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Affected Persons may be entitled under the Company’s organizational documents, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such person or hold them harmless.
(f)Section 409A. Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Code Section 409A and the regulations issued thereunder, the provisions of the Plan will be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto.  Each payment made under the Plan shall be treated as a separate payment; and the right to a series of installment payments under the Plan shall be treated as a right to a series of separate payments.  In no event shall any Participant, directly or indirectly, designate the calendar year of payment.  If any payments under the Plan could occur in one of two calendar years as a result of being dependent upon the Release being executed and becoming irrevocable, then, to the extent required to avoid penalties under Code Section 409A, such payments shall commence or be made on the first regularly scheduled payroll date of the Company following the date the Release becomes irrevocable that occurs in the second of such two calendar years. Notwithstanding any provision of the Plan to the contrary, in no event shall the Company (or its employees, officers or directors) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Code Section 409A or any other applicable law.
(g)No Duplication. The benefits under this Plan replace and supersede any severance benefits payable upon a Termination previously established under Other Severance Arrangements. In no event shall any Participant receive more than the severance benefits provided for herein, and any severance benefits provided under any Other Severance Arrangement or otherwise, to the extent paid, shall reduce the amounts to be paid hereunder.
(h)Governing Law.  All questions pertaining to the construction, regulation, validity and effect of the provisions of this Plan shall be determined in accordance with the laws of the State of Colorado (other than to the extent set forth in the Participation Notice and Agreement).
(i)Notice. Notices provided for in this Plan shall be in writing and shall be deemed to have been duly received: (a) when delivered in person; (b) when sent by electronic mail, telex or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) on the first business day after such notice is sent by express overnight courier service; or (d) on the second business day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:

If to the Company, addressed to:

UDR, Inc.
1745 Shea Center Drive, Suite 200
Highlands Ranch, CO 80129
Attn: Corporate Secretary

With a copy to:

UDR, Inc.
1745 Shea Center Drive, Suite 200
Highlands Ranch, CO 80129
Attn: Legal Department
By e-mail to: legal@udr.com

If to Participant, at Participant’s last known address on file with the Company.

(j)Captions.  Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.
(k)Successors. The Plan shall inure to the benefit of and be binding upon the Company and its successors.

Exhibit A

UDR, INC.

EXECUTIVE SEVERANCE PLAN

Participation Notice and Agreement

Participant:

Qualifying Termination
Severance Multiple:
Welfare Continuation Period:	months
Severance Payment Period:	months

Qualifying Change of Control Termination
Severance Multiple:
Welfare Continuation Period:	months

I hereby agree to the terms and conditions of the UDR, Inc. Executive Severance Plan (the “Plan”), including the terms set forth in this Participation Notice and Agreement and the Restrictive Covenants (as defined below) incorporated hereto.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.

I understand that as a Participant under the Plan (a “Participant”), the terms of the Plan will exclusively govern all subject matters addressed by the Plan and I understand that, except as expressly provided in the Plan, the Plan supersedes and replaces, as applicable, any and all agreements (including any prior employment agreement), plans, policies, guidelines or other arrangements, including Other Severance Arrangements (as defined in the Plan), with respect to all subject matters covered under the Plan and my rights to severance upon any Covered or Qualifying Termination (as defined in the Plan).

I acknowledge and recognize the highly competitive nature of the businesses of the Company Group, and that I will be allowed access to confidential and proprietary information (including, but not limited to, trade secrets) about those businesses, as well as access to the prospective and actual customers, suppliers, investors, clients and partners involved in those businesses, and the goodwill associated with the Company Group.

Accordingly, I agree to be bound by the provisions of Appendix A to this Participation Notice and Agreement (the “Restrictive Covenants”), which are incorporated into this Participation Notice and Agreement and made a part hereof.

Ex. A-1

All questions pertaining to the construction, regulation, validity and effect of the provisions of this Participation Notice and Agreement shall be determined in accordance with the laws of the State of Colorado.

PARTICIPANT ACKNOWLEDGES AND AGREES THAT PARTICIPANT HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS PARTICIPATION NOTICE AND AGREEMENT. PARTICIPANT ACKNOWLEDGES AND AGREES THAT PARTICIPANT HAS BEEN REPRESENTED BY AN ATTORNEY OF PARTICIPANT’S CHOICE IN NEGOTIATING AND ENTERING INTO THIS PARTICIPATION NOTICE AND AGREEMENT.

In executing this Participation Notice and Agreement, I hereby elect to receive my Severance Amount, if any, as (check one): ___  CASH, or ___CLASS 1 LTIP Units.

Dated:

____________________________

[Participant]

Ex. A-2

APPENDIX A

Restrictive Covenants

The Company and other members of the Company Group shall provide Participant access to trade secrets, as defined in C.R.S. § 7-74, et seq., while employed by the Company Group, and Participant acknowledges and agrees that the Company and other members of the Company Group will be entrusting Participant, based on Participant’ unique and special capacity as a senior executive, with: (a) trade secrets, proprietary rights and Confidential Information (as defined below) concerning the Company and other members of the Company Group and (b) access to relationships and building goodwill with clients, employees, vendors, consultants, or other business counterparts of the Company and other members of the Company Group. In consideration of the Company and other members of the Company Group providing Participant with access to such information and contacts and as an express incentive for the Company to enter into the Participation Notice and Agreement of which this Appendix A forms a part, Participant has voluntarily agreed to the covenants set forth in this Appendix A.  Participant agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, will not cause Participant undue hardship or affect Participant’s ability to earn a livelihood, and are material and substantial parts of this Participation Notice and Agreement intended and necessary to protect the trade secrets and legitimate business interests of the Company and other members of the Company Group.  Participant agrees and acknowledges that at the time Participant first received this Participation Notice and Agreement, Participant was provided with the notice entitled “Colorado Notice of Non-Compete,” which Participant acknowledges fully complies with the requirements of Colorado law, including C.R.S. § 8-2-113, et seq.

1.	Non-Competition; Nonsolicitation.

(a)During the Prohibited Period (as defined below), Participant shall not, without the prior written approval of the Board, directly or indirectly, for Participant or on behalf of or in conjunction with any other person or entity of any nature:

(i)Provide any services or engage in any activity that competes against the Company or any member of the Company Group in the Business in the Market Area; provided that this Section 1(a)(i) will only restrict Participant from providing services or engaging in activities  that are the same as or similar to the duties or responsibilities that Participant had on behalf of the Company or any member of the Company Group or that require Participant to use or disclose the Company Group’s trade secrets;
(ii)appropriate any Business Opportunity located in the Market Area where such Business Opportunity relates to the Company or any member of the Company Group; or
(iii)solicit, encourage, entice or induce any officer, director, employee or consultant of the Company Group to terminate his, her or its employment or engagement with the Company or any member of the Company Group.

Notwithstanding the foregoing, nothing in this Section 1 shall restrict Participant from (a) serving as a director, trustee or officer or otherwise participating in not-for-profit charitable, philanthropic, educational, welfare, social, religious or civic organizations engaging in charitable and community activities; (b) participating in industry and trade organization activities; (c) managing personal and family investments and affairs; or (d) delivering lectures, fulfilling speaking engagements or teaching at educational institutions; provided, in each case, and in the aggregate, that such activities do not materially conflict or interfere with the performance of Participant’s duties hereunder or conflict with this Section 1.  Further, nothing in this Section 1 shall restrict Participant from investing in real estate or from serving on the board of directors, or similar body, of any entity other than any entity that is included in the Company’s multifamily peer group for compensation purposes on the date of termination of the Participant’s employment with the Company.

(b)Because of the difficulty of measuring economic losses to the Company and other members of the Company Group as a result of a breach or threatened breach of the covenants set forth in this Section 1, and because of the immediate and irreparable damage that would be caused to the Company and other members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by preliminary and permanent injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security.  The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.

(c)The covenants in this Section 1, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof).  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such court deems reasonable, and the agreements in this Appendix A shall thereby be reformed.

(d)The following terms shall have the following meanings:

(i)“Business” means the business, operations, products, or services that are the same or substantially similar to those performed by the Company and any other member of the Company Group while employed by the Company or that are the same or substantially similar to the business, operations, products, or services which the Company or any member of the Company Group had active plans to provide while employed by the Company; provided that “Business” shall not include any Company Group member: (i) for which Participant did not perform services while employed by the Company; or (ii) Participant did not obtain trade secrets about such Company Group member.  The parties agree that as of the Effective Date, the Company Group’s business and operations include directly or through subsidiaries or joint ventures acquiring, disposing of, owning, operating

(including innovations in operating), and financing multifamily real estate assets or interest therein.
(ii)“Business Opportunity” means any commercial, investment or other business opportunity of the Company or any member of the Company relating to the Business that Participant learned about while employed by the Company due to Participant’s employment with the Company or Participant’s services to any member of the Company Group.
(iii)“Market Area” means any of the following locations: (i) during Participant’s employment or engagement with the Company, every state, city, county, territory or other locale in which the Company operates or has taken substantial preparatory steps to enter, and (ii) after the termination of Participant’s employment or engagement with the Company, any of the following locations: (A) the fifty (50) mile radius around any Company business location at which Participant has worked on a regular or occasional basis during Participant’s employment with the Company; or (B) within fifty 50) miles of any location at which: (x) the Company or any member of the Company Group conducted Business during Participant’s last twelve (12) months of employment with the Company; and (y) where Participant conducted business on behalf of the Company or any member of the Company Group or had responsibility or supervision for conducting business on behalf of the Company or any member of the Company Group during the last twelve (12) months prior to Participant’s termination of employment with the Company.
(iv)“Prohibited Period” means the period during which Participant is employed by the Company and continuing for a period of twelve (12) months following the date that Participant is no longer employed by the Company, regardless of whether Participant’s employment with the Company was voluntarily or involuntarily terminated.
2.	Confidentiality.

(a)Subject to Section 2(b), both while employed by the Company or any other member of the Company Group and thereafter, except as expressly permitted by this Participation Notice and Agreement or by directive of the Board, Participant shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information obtained in connection with Participant’s employment pursuant to this Participation Notice and Agreement or affiliation with the Company Group as a Board member except for the benefit of the Company or the Company Group.  Participant shall follow all Company and Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored).  The covenants of this Section 2(a) shall apply to all Confidential Information, whether now known or later to become known to Participant during the period that Participant is employed by the Company or any other member of the Company Group.

(b)Notwithstanding any provision of Section 2(a) to the contrary, while employed by the Company, Participant may make the following disclosures and uses of Confidential Information:

(i)disclosures to other employees of the Company Group who have a need to know the information in connection with the businesses of the Company Group;

(ii)disclosures to customers, suppliers, lenders, partners, consultants and any other persons when, in the reasonable and good faith belief of Participant, such disclosure is in connection with Participant’s performance of Participant’s duties under this Participation Notice and Agreement;

(iii)disclosures and uses that are approved in writing by the Board; or

(iv)disclosures to a person or entity that has been retained by a member of the Company Group to provide services to one or more members of the Company Group.

In addition, the Participant’s conscious awareness of any Confidential Information (as opposed to the physical possession of documentary Confidential Information) or the use of such information in connection with the Participant’s involvement with any project or activity that is not prohibited by this Participation Notice and Agreement shall not constitute a breach of Section 2(a) in any manner whatsoever, unless Participant’s use of such Confidential Information has an objective detrimental impact on the business of either the Company or any member of the Company Group.

(c)Following the termination of Participant’s employment with the Company or at any time upon request of the Company or the Board, Participant shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Participant’s possession, custody or control and Participant shall not retain any such documents or other materials or property of the Company Group following the termination of Participant’s employment with the Company or upon such request; provided that Participant may retain such portions of any personal notes (including emails), notebooks, and diaries that do not contain any Confidential Information.  For avoidance of doubt, Participant’s eligibility to receive the Severance Benefits is expressly contingent on Participant’s compliance with all of Participant’s obligations under Sections 2(a), 2(b) and 2(c).

(d)For purposes of this Participation Notice and Agreement, “Confidential Information” means all non-public information and materials of or pertaining to the Company and any member of the Company Group in any form or medium, including (without limitation) all notes, analyses, compilations, copies, documents, recordings, summaries, reproductions, copies, translations, electronic copies or versions (in any medium including video, email, audio, video, MP3, or voicemail), regardless of where the same may have been stored (including on any personal devices of Participant and information and materials generated by Participant or third parties, received by a member of the Company Group from third parties).  By way of example, “Confidential Information” includes any and all of the following types of information: as to any Company Group member’s business practices, operations, prospects, and agreements, or legal information and advice; protected by any and all non-disclosure agreements signed by Participant during employment; concerning claims against or by any member of the Company Group; acquired by Participant in Participant’s capacity as an employee of any member of the Company Group; education or training programs and materials developed by the Company Group or acquired from a third party; contained in a Company Group member’s financial records; concerning prospects, events, information technology techniques and arrangements, processes and procedures for creating IT related resources, contemplated products and services and agreement terms; concerning past acquisitions (closed or not closed) and acquisitions being planned or considered, concerning data and issues related to public filings, and/or concerning other business, marketing, sales, strategic and operational data of the Company Group.  Confidential Information includes all other Company Group information and materials which are of a propriety or confidential nature, even if they are not marked as such.  Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Participation Notice and Agreement.  For purposes of this Participation Notice and Agreement, Confidential Information shall not include any information that (i) is or becomes generally available or is readily ascertainable to the public other than as a result of a disclosure or wrongful act of Participant or any of Participant’s agents; (ii) arises from Participant’s general training, knowledge, skill, or experience, whether gained on the job or otherwise, (iii) was available to Participant on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Participant on a non-confidential basis from a source other than a member of the Company Group; provided, however, that, to the knowledge of Participant, such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

(e)Notwithstanding the foregoing, nothing in this Participation Notice and Agreement shall prohibit or restrict Participant from lawfully: (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to Participant from any such governmental authority; (c) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; (d) making any other disclosures that are protected under the whistleblower provisions of any applicable law; or (e) discussing or disclosing information about unlawful acts in the workplace, such as sexual harassment or sexual abuse, or any other conduct that Participant has reason to believe is unlawful.  Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made to the individual’s attorney in relation to a law suit for retaliation against the individual for reporting a suspected violation of law or (C) is made in a complaint or other document filed in a law suit or proceeding, if such filing is made under seal.  Nothing in this Participation Notice and Agreement requires Participant to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Participant has engaged in any such conduct.

3.Nondisparagement. Subject to Section 2(e) above, Participant agrees that from and after the Effective Date, Participant will not, directly or indirectly, make, publish, or communicate any disparaging or defamatory comments regarding the Company or any of its current or former directors, officers, or executives. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).  Further, nothing in this Section 3 prevents Participant from discussing or disclosing information about unlawful acts in the workplace, such as sexual harassment or sexual abuse, or any other conduct that Participant has reason to believe is unlawful.

4.Ownership of Intellectual Property. Participant agrees that the Company shall own, and Participant shall (and hereby does) assign, all right, title and interest (including patent rights, copyrights, trade secret rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, designs, know-how, ideas and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Participant during the period in which Participant is or has been employed by or affiliated with the Company or any other member of the Company Group that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Participant shall promptly disclose all Company Intellectual Property to the Company.  All of Participant’s works of authorship and associated copyrights created during the period in which Participant is employed by or affiliated with the Company or any other member of the Company Group and in the scope of Participant’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act.  Participant shall perform, during and after the period in which Participant is or has been employed by or affiliated with the Company or any other member of the Company Group, all reasonable acts deemed necessary by the Company to assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property.  Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property.

5.Defense of Claims; Cooperation with Company after Termination of Employment; Indemnification. While employed by the Company and thereafter, upon request from the Company, Participant shall cooperate with the Company and any member of the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Participant’s actual or prior areas of responsibility to the Company Group.  Following termination of Participant’s employment for any reason,

Participant shall fully cooperate with the Company in all matters relating to the winding up of Participant’s pending work including, but not limited to, any inquiries by the Company’s auditors, any litigation or governmental investigation in which the Company is or becomes involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company.  The Company shall indemnify Participant and hold Participant harmless pursuant to the bylaws of the Company and the separate indemnification agreement between Participant and the Company, and will cause Participant to be an insured party under its directors and officers insurance policy in place from time to time.

6.Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise provided in any recoupment, clawback or similar policy that is adopted or amended by the Company, amounts paid or payable pursuant to this Participation Notice and Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable pursuant to this Participation Notice and Agreement.  Notwithstanding any provision of this Participation Notice and Agreement to the contrary, the Company reserves the right, without the consent of Participant, to adopt or amend any such clawback policies and procedures, including such policies and procedures applicable to this Participation Notice and Agreement with retroactive effect.

7.Specific Performance. The Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of this Appendix A may be inadequate and the Company may suffer irreparable damages as a result of such breach. In recognition of this fact, the Participant agrees that, in the event of a Restrictive Covenant breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

Exhibit B

Benefit Tiers

With respect to any Participant, unless otherwise set forth in a Participation Notice and Agreement, the following Severance Multiples, Welfare Continuation Periods, and Severance Payment Periods shall apply.

Benefit Tier	Eligible Positions, Titles
Tier A	SVP (COO); SVP (CFO)
Tier B	SVP (CLO)
Tier C	SVP

	Tier A	Tier B	Tier C
Qualifying Termination
Severance Multiple:	1.5	1	1
Welfare Continuation Period (months):	12	12	9
Severance Payment Period (months):	18	12	9
Qualifying Change of Control Termination
Severance Multiple:	2	1.5	1
Welfare Continuation Period (months):	18	18	9

B-1